UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 30, 2007

SURFECT HOLDINGS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	33-132597	88-0513176
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1800 West Broadway Road Tempe, Arizona	85282
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (480) 968-2897

(Former name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 DFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

We are filing this amendment on Form 8-K/A to our Current Report on Form 8-K filed with the Securities and Exchange Commission on December 6, 2007 to amend and restate Item 3.02 thereof in its entirety to state that the correct number of shares of common stock underlying the warrants that Westminster Securities Corporation received is 1,935,000 shares.

Item 3.02	Unregistered Sales of Equity Securities.

On December 6, 2007, the Company issued short-term promissory notes, dated November 29, 2007 (the “Short-Term Notes”), in the aggregate principal amount of $100,000 which notes bear interest at the rate of 12% per annum, are due and payable on January 28, 2008, and which outstanding principal and accrued interest automatically converts upon the consummation of an equity financing by the Company of at least $1,500,000, into the same securities offered in such financing at a 50% discount to the offering price. The Short-Term Notes were offered and sold solely to “accredited investors” in reliance on the exemption from registration afforded by Rule 506 of Regulation D promulgated under Section 4(2) of the Securities Act of 1933, as amended.

On November 30, 2007, the Company accepted subscriptions in a private offering for an aggregate of (i) 21,500,000 shares of Common Stock, and (ii) five-year warrants to purchase an aggregate of 21,500,000 shares of Common Stock at an exercise price of $0.08 per share (the “Warrant Shares”), which resulted in gross proceeds of $860,000 to the Company. The warrants may be exercised, at the option of the holder, by cash payment of the exercise price or by “cashless exercise” (in which case the Company will not receive additional proceeds), provided, however, that no such exercise will result in the holder, together with its affiliates, beneficially owning in excess of 4.99% of the outstanding shares of Common Stock, unless waived by the Company, in which case such percentage will not exceed 9.99%. The warrants also provide the holder with anti-dilution price protection. The Common Stock and warrants were offered and sold solely to “accredited investors” in reliance on the exemption from registration afforded by Rule 506 of Regulation D promulgated under Section 4(2) of the Securities Act of 1933, as amended.

Westminster Securities Corporation acted as placement agent with respect to the offering and received a cash fee equal to $60,200 (equal to 7% of the gross proceeds of the offering) and warrants to purchase an aggregate of 1,935,000 shares of Common Stock (equal to 9% of the number of shares of Common Stock issued and issuable in the offering (including Common Stock underlying warrants) at an exercise price of $0.04 per share. The warrants have the same registration, anti-dilution and cashless exercise rights as the warrants issued to investors in the offering.

Pursuant to a registration rights agreement, the Company has agreed to file a registration statement covering the resale of the Common Stock and Warrant Shares no later than January 25, 2008 (the “Filing Date”), and to have such registration statement declared effective on or before 60 days from the Filing Date. If the Company does not timely file the registration statement or cause it to be declared effective by the required dates, then each investor in the offering will be entitled to liquidated damages, payable in cash or Common Stock, at the Company’s option, equal to 1% of the aggregate purchase price paid by such investor for the securities, and an additional 1% for each month that the Company does not file the registration statement or cause it to be declared effective. Notwithstanding the foregoing, in no event shall liquidated damages exceed 10% of the aggregate gross proceeds of the offering.

In connection with the offering, ITU Ventures West I, L.P., the Company’s principal stockholder, entered into a lock-up agreement, pursuant to which it agreed not to offer, sell, assign, hypothecate, pledge, or otherwise transfer any securities of the Company for a period of 18 months from the closing of the offering, subject to certain exceptions.

The foregoing is not a complete summary of the terms of the Short-Term Notes or the offering described in this Item 3.02, and reference is made to the complete text of the Form of Promissory Note, Form of Subscription Agreement, Form of Supplement No. 1 to Subscription Agreement, Form of Warrant, Form of Registration Rights Agreement, Engagement Letter, Amendment to Engagement Letter and Lock-up Agreement attached hereto as Exhibits 10.1, 10.2, 10.3, 10.4, 10.5, 10.6, 10.7 and 10.8, respectively.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SURFECT HOLDINGS, INC.

Dated: January 16, 2008	By:	/s/ Steven Anderson
Name: Steven Anderson
Title: President and Chief Executive Officer